EXHIBIT 11.1

CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE - DILUTED
(in thousands of dollars or shares except per share amounts)
Sixteen-weeks Ended November 14, 1998 and November 8, 1997

                                           Sixteen-weeks Ended
                                          ----------------------
                                           Nov. 14,    Nov. 8,
                                             1998        1997
                                          ---------    ---------
Diluted:
  Net earnings (loss) applicable to common
    shares                                $  6,051     $   (725)
                                          =========    =========
Shares:
  Weighted average number of
    common shares outstanding               17,677       17,483
  Shares issuable under employee
    stock plans - weighted average              41          --*
  Dilutive effect of exercise of
    certain stock options                      198          --*
  Less: Treasury stock-weighted average     (7,716)      (5,612)
                                          ---------    ---------
  Weighted average number of common and
    common equivalent shares outstanding    10,200       11,871
                                          =========    =========
Net earnings (loss) per common and
    common equivalent shares              $   0.59     $  (0.06)
                                          =========    =========

* The dilutive effect of 40,290 stock options as well as 293,563 shares issuable under employee stock plans was not considered as the effect is antidilutive.






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